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                                                                    EXHIBIT 23.3


            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]


                                 June 27, 2000


Ford Motor Company
One American Road
Dearborn, MI 48126


Ladies and Gentlemen:

     We have acted as counsel to Ford Motor Company ("Ford"), a Delaware corporation, in connection with (i) the Merger, as defined and described in the Recapitalization Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 27, 2000, between Ford and Ford Value Corporation, a Delaware corporation and a newly-formed, wholly-owned subsidiary of Ford and(ii) the preparation and filing of the registration statement on Form S-4 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended ("the Securities Act"), on June 1, 2000, and Amendment No. 1 thereto, which includes the proxy statement and prospectus of Ford (the "Proxy Statement/Prospectus").


     This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the reference to our firm name under the heading "SUMMARY - Certain U.S. Federal Income Tax Consequences of the Recapitalization," "THE RECAPITALIZATION - Certain U.S. Federal Income Tax Consequences of the Recapitalization" and "LEGAL MATTERS" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                               Very truly yours,


                               /s/Skadden, Arps, Slate, Meagher & Flom LLP

                               SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP